                                                                    EXHIBIT 99.1



                                  PRESS RELEASE

    BROOKTROUT ANNOUNCES INITIAL PUBLIC OFFERING OF ITS INTERSPEED SUBSIDIARY

        Brooktrout to Realize Pre-Tax Gain of Approximately $16.7 Million

Needham, Mass., September 24, 1999 - Brooktrout, Inc. (NASDAQ: BRKT) announced that its Interspeed subsidiary has commenced an initial public offering today (see separate Interspeed, Inc. release), selling 2 million primary shares of common stock at $12 per share. In the offering Brooktrout is selling an additional 1.5 million secondary shares of Interspeed common stock. Brooktrout expects to recognize a pre-tax gain of approximately $16.7 million in connection with the transaction in its third quarter ending September 30, 1999. Following the completion of the offering, Interspeed will operate as an independent entity. Brooktrout will continue to own approximately 6.5 million shares of Interspeed's common stock, or approximately 61% of the shares outstanding, with a market value of $78 million based on the initial offering price to the public.

"Brooktrout was committed to unlocking the value of Interspeed for its shareholders," said Eric Giler, president of Brooktrout, Inc. "The pre-tax proceeds we will receive from the IPO, combined with the value of Interspeed stock that will be retained by Brooktrout, (based on the initial offering price to the public) equals approximately $95 million. We invested in Interspeed because we believe in the market potential of its products and the ability and expertise of its management team to compete successfully. The capital to be raised in the IPO will help Interspeed run independently and compete more effectively in the DSL marketplace."

Except for historical information contained in this release, there may be forward-looking statements that do not give full weight to all the potential risks including, but not limited to, product demand and market acceptance, rapid changes in technology, the impact of competition and the integration of acquired companies. Actual results may differ materially. Additional Information concerning those and other factors is contained in the "Risk Factors" section of the Registration Statement filed with the Securities and Exchange Commission on June 26, 1996.

ABOUT BROOKTROUT, INC.

Brooktrout, Inc., headquartered in Needham, Massachusetts, is a worldwide supplier of electronic communications products. Through its multiple companies and divisions, Brooktrout's mission is to provide high performance, high quality electronic communications products to system vendors, service providers and VARs dependent on electronic information exchange. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.

ABOUT INTERSPEED

Interspeed, Inc. designs, develops and markets advanced high-speed data communications solutions based on digital subscriber line (DSL), technology. Its products enable data communication service providers, such as competitive local exchange carriers, Internet service providers, and owners of multi-tenant units to utilize the existing copper wire infrastructure to deliver high-speed data access to their customers. Interspeed offers the industry's only single platform system that integrates the principal components required to offer DSL service, including signal concentration, routing, switching and network management. Unlike traditional DSL products, Interspeed's DSL Access Router can offer customers a highly scalable and flexible solution at a lower total cost of ownership.

All trademarks are the property of their respective owners.

For more information about Brooktrout, visit www.brooktrout.com. For more information about Interspeed, visit www.interspeed.com.

Contacts:    Anne Marie Clark                      Bob Leahy
             Director, Corporate Relations         Chief Financial Officer
             Brooktrout, Inc.                      Brooktrout, Inc.
             (781) 433-9552                        (781) 449-4100